Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
August 11, 2016 at 1:05 PM PDT		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
(206) 303-3036
Nordstrom Second Quarter 2016 Earnings Exceeded Expectations
Results Reflected Strong Anniversary Sale, Inventory and Expense Execution
SEATTLE, Wash. (August 11, 2016) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $0.67 for the second quarter ended July 30, 2016, which exceeded Company expectations.
The Company's Anniversary Sale, historically its largest event of the year, performed better than recent trends. This event started one week later in July relative to last year, shifting one week of the event into the third quarter. Total Company net sales decreased 0.2 percent and comparable sales decreased 1.2 percent, compared with the same period last year. The Anniversary Sale event shift had an unfavorable comparison to comparable sales of approximately 250 basis points in the second quarter.
"Over the past several quarters, our team has been actively addressing our inventory, expense and capital, and in the second quarter, made substantial progress by bringing down inventory in-line with sales," said Blake Nordstrom, co-president, Nordstrom, Inc. "Those efforts, along with the strength of our Anniversary Sale and a great response from customers to that event, drove better than expected results for the second quarter."
SECOND QUARTER SUMMARY

•
Second quarter net earnings were $117 million and earnings before interest and taxes (EBIT) were $221 million, or 6.1 percent of net sales, compared with net earnings of $211 million and EBIT of $377 million, or 10.5 percent of net sales, during the same period in fiscal 2015.

•
Retail EBIT decreased $59 million compared with the same quarter last year, primarily reflecting planned technology, fulfillment and store pre-opening expenses supporting the Company's growth initiatives.

•
Credit EBIT decreased $97 million related to an expected reduction in net revenue from the revenue sharing program agreement with TD Bank ("TD") beginning in October 2015. This decrease also reflected a $64 million benefit from a non-cash accounting adjustment in fiscal 2015 related to the sale of the credit card portfolio.

•
Total Company net sales of $3.6 billion for the second quarter decreased 0.2 percent compared with net sales of $3.6 billion during the same period in fiscal 2015. Total Company comparable sales for the second quarter decreased 1.2 percent.

•	In the Nordstrom brand, including U.S. and Canada full-line stores and Nordstrom.com, net sales when combined with Trunk Club, decreased 0.4 percent and comparable sales decreased 2.3 percent.

•
Across U.S. full-line stores and Nordstrom.com, the top-performing merchandise categories were Beauty and Shoes. The younger customer-focused departments in Women's Apparel continued to outperform, reflecting strength in denim and collaborations with new and emerging brands that have limited distribution. The Midwest was the top-performing geographic region.

•
In the Nordstrom Rack brand, which consists of Nordstrom Rack stores and Nordstromrack.com/HauteLook, net sales increased 11.2 percent and comparable sales increased 5.3 percent. The East was the top-performing geographic region.

•
Gross profit, as a percentage of net sales, of 34.3 percent decreased 101 basis points compared with the same period in fiscal 2015, due to increased markdowns to align inventory to current trends and higher occupancy expenses related to new store growth. Through the Company's actions to realign inventory and combined with the strength of its Anniversary Sale, inventory growth of 1.4 percent was in-line with a net sales decrease of 0.2 percent.

•
Selling, general and administrative expenses, as a percentage of net sales, of 29.8 percent increased 212 basis points compared with the same period in fiscal 2015, primarily due to a $64 million benefit in fiscal 2015 associated with the sale of the credit card portfolio. The increase was also attributable to expense deleverage from the shift in sales volume into the third quarter related to the Anniversary Sale event.

•
To build on the success of the Nordstrom Rewards loyalty program, the Company expanded its program in the second quarter to enable all customers to earn benefits regardless of how they choose to pay. Through this expanded program, the Company has approximately 6 million active Rewards customers, up nearly 30 percent from 4.7 million in the prior quarter.

•
During the six months ended July 30, 2016, the Company repurchased 1.3 million shares of its common stock for $60 million. A total capacity of $751 million remains available under its existing share repurchase board authorizations. The actual number, price, manner and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission ("SEC") rules.

•
Return on invested capital ("ROIC") for the 12 fiscal months ended July 30, 2016 was 9.1 percent compared with 12.3 percent in the prior 12-month period. This decrease was primarily due to reduced earnings. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE
To date in fiscal 2016, the Company relocated one full-line store and opened six Nordstrom Rack stores.

Number of stores	July 30, 2016	August 1, 2015
Nordstrom full-line - U.S.	118	116
Nordstrom full-line - Canada	3	2
Nordstrom Rack	200	178
Other[1]	8	8
Total	329	304
[1] Other includes Trunk Club clubhouses, Jeffrey boutiques and our Last Chance store.

Gross square footage	28,826,000	27,556,000
FISCAL YEAR 2016 OUTLOOK
The Company updated its annual earnings per diluted share expectations to incorporate its second quarter results. Nordstrom's expectations for fiscal 2016 are as follows:

	Prior Outlook	Current Outlook
Net sales (percent)	2.5 to 4.5 increase	2.5 to 4.5 increase
Comparable sales (percent)	1 decrease to 1 increase	1 decrease to 1 increase
Retail EBIT (percent)	10 to 20 decrease	10 to 15 decrease
Credit EBIT	$70 to $80 million	Approximately $80 million
Earnings per diluted share (excluding the impact of any future share repurchases)	$2.50 to $2.70	$2.60 to $2.75

CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss second quarter 2016 results and fiscal 2016 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers' prepared remarks and the conference call slides, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks and the conference call slides will be available in the Quarterly Earnings section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13641520, until the close of business on August 18, 2016.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 329 stores in 39 states, including 121 full-line stores in the United States, Canada and Puerto Rico; 200 Nordstrom Rack stores; two Jeffrey boutiques; and one clearance store. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The Company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its five clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 28, 2017, anticipated annual total and comparable sales rates, anticipated new store openings in existing, new and international markets, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new domestic and international markets, acquisitions, investments in our stores and online as well as investments in technology, our ability to realize the anticipated benefits from growth initiatives and our ability to provide a seamless experience across all channels; timely and effective execution of our ecommerce initiatives and ability to manage the costs and organizational changes associated with this evolving business model; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management processes and systems, fulfillment processes and systems, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; efficient and proper allocation of our capital resources; our ability to realize the expected benefits, respond to potential risks and appropriately manage costs associated with our program agreement with TD; our ability to safeguard our reputation and maintain our vendor relationships; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online, and evolve our business model; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; the timing, price, manner and amounts of share repurchases by the Company, if any, or any share issuances by the Company, including issuances associated with option exercises or other matters; the impact of economic and market conditions and the resultant impact on consumer spending patterns; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the resulting impact on consumer spending patterns; our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to banking, employment and tax and the outcome of claims and litigation and resolution of such matters; impact of the current regulatory environment and financial system and health care reforms; and compliance with debt covenants, availability and cost of credit, changes in our credit rating, changes in interest rates, debt repayment patterns and personal bankruptcies. Our SEC reports, including our Form 10-K for the fiscal year ended January 30, 2016, and our Form 10-Q for the fiscal quarter ended April 30, 2016, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales	$3,592	$3,598	$6,784	$6,714
Credit card revenues, net	59	103	116	202
Total revenues	3,651	3,701	6,900	6,916
Cost of sales and related buying and occupancy costs	(2,359)	(2,327)	(4,459)	(4,326)
Selling, general and administrative expenses	(1,071)	(997)	(2,114)	(1,968)
Earnings before interest and income taxes	221	377	327	622
Interest expense, net	(30)	(32)	(61)	(65)
Earnings before income taxes	191	345	266	557
Income tax expense	(74)	(134)	(103)	(218)
Net earnings	$117	$211	$163	$339

Earnings per share:
Basic	$0.67	$1.11	$0.94	$1.78
Diluted	$0.67	$1.09	$0.93	$1.74

Weighted-average shares outstanding:
Basic	173.5	189.4	173.3	190.0
Diluted	174.8	193.5	175.2	194.2

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	July 30, 2016	January 30, 2016	August 1, 2015
Assets
Current assets:
Cash and cash equivalents	$892	$595	$423
Accounts receivable held for sale	—	—	2,391
Accounts receivable, net	263	196	241
Merchandise inventories	2,032	1,945	2,004
Current deferred tax assets, net	—	—	256
Prepaid expenses and other	163	278	117
Total current assets	3,350	3,014	5,432

Land, property and equipment (net of accumulated depreciation of $5,330, $5,108 and $4,912)	3,812	3,735	3,570
Goodwill	435	435	447
Other assets	533	514	251
Total assets	$8,130	$7,698	$9,700

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,604	$1,324	$1,589
Accrued salaries, wages and related benefits	381	416	389
Other current liabilities	1,326	1,161	1,145
Current portion of long-term debt	10	10	333
Total current liabilities	3,321	2,911	3,456

Long-term debt, net	2,772	2,795	2,808
Deferred property incentives, net	530	540	560
Other liabilities	570	581	385

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 173.3, 173.5 and 188.2 shares issued and outstanding	2,612	2,539	2,460
(Accumulated deficit) Retained earnings	(1,635)	(1,610)	97
Accumulated other comprehensive loss	(40)	(58)	(66)
Total shareholders' equity	937	871	2,491
Total liabilities and shareholders' equity	$8,130	$7,698	$9,700

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Six Months Ended
	July 30, 2016	August 1, 2015
Operating Activities
Net earnings	$163	$339
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	319	277
Amortization of deferred property incentives and other, net	(34)	(95)
Deferred income taxes, net	(53)	(24)
Stock-based compensation expense	47	41
Tax (deficiency) benefit from stock-based compensation	(1)	13
Excess tax deficiency (benefit) from stock-based compensation	1	(13)
Bad debt expense	—	20
Change in operating assets and liabilities:
Accounts receivable	(66)	(216)
Merchandise inventories	(59)	(280)
Prepaid expenses and other assets	96	(19)
Accounts payable	262	240
Accrued salaries, wages and related benefits	(40)	(30)
Other current liabilities	175	56
Deferred property incentives	31	97
Other liabilities	12	9
Net cash provided by operating activities	853	415

Investing Activities
Capital expenditures	(407)	(521)
Change in credit card receivables originated at third parties	—	(64)
Other, net	33	4
Net cash used in investing activities	(374)	(581)

Financing Activities
Proceeds from long-term borrowings, net of discounts	—	16
Principal payments on long-term borrowings	(5)	(4)
(Decrease) increase in cash book overdrafts	(18)	49
Cash dividends paid	(128)	(142)
Payments for repurchase of common stock	(59)	(267)
Proceeds from issuances under stock compensation plans	30	71
Excess tax (deficiency) benefit from stock-based compensation	(1)	13
Other, net	(1)	26
Net cash used in financing activities	(182)	(238)

Net increase (decrease) in cash and cash equivalents	297	(404)
Cash and cash equivalents at beginning of period	595	827
Cash and cash equivalents at end of period	$892	$423

NORDSTROM, INC.
STATEMENTS OF EARNINGS — RETAIL BUSINESS
(unaudited; dollar amounts in millions)
Retail Business
Our Retail Business includes our Nordstrom U.S. and Canada full-line stores, Nordstrom.com, Nordstrom Rack stores, Nordstromrack.com/HauteLook, Trunk Club, Jeffrey and our Last Chance clearance store. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail Business for the quarter and six months ended July 30, 2016 compared with the same periods in 2015:

	Quarter Ended
	July 30, 2016		August 1, 2015
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,592	100.0%	$3,598	100.0%
Cost of sales and related buying and occupancy costs	(2,358)	(65.6%)	(2,326)	(64.6%)
Gross profit	1,234	34.4%	1,272	35.4%
Selling, general and administrative expenses	(1,030)	(28.7%)	(1,009)	(28.0%)
Earnings before interest and income taxes	$204	5.7%	$263	7.3%

	Six Months Ended
	July 30, 2016		August 1, 2015
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$6,784	100.0%	$6,714	100.0%
Cost of sales and related buying and occupancy costs	(4,456)	(65.7%)	(4,323)	(64.4%)
Gross profit	2,328	34.3%	2,391	35.6%
Selling, general and administrative expenses	(2,034)	(30.0%)	(1,930)	(28.7%)
Earnings before interest and income taxes	$294	4.3%	$461	6.9%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales and comparable sales within our Retail Business:

	Quarter Ended				Six Months Ended
	July 30, 2016		August 1, 2015		July 30, 2016		August 1, 2015
	Sales	Comp %	Sales	Comp %	Sales	Comp %	Sales	Comp %
Nordstrom full-line stores - U.S.	$1,978	(6.5%)	$2,097	0.8%	$3,560	(7.0%)	$3,796	0.7%
Nordstrom.com	683	9.4%	625	20.4%	1,178	6.7%	1,105	20.1%
Full-price	2,661	(2.8%)	2,722	4.8%	4,738	(4.0%)	4,901	4.5%

Nordstrom Rack	926	1.1%	857	1.7%	1,819	0.2%	1,688	0.8%
Nordstromrack.com/HauteLook	157	34.7%	117	49.6%	323	38.3%	234	50.4%
Off-price	1,083	5.3%	974	6.5%	2,142	4.9%	1,922	5.7%

Other retail[1]	127		79		249		143
Total Retail segment	3,871		3,775		7,129		6,966
Corporate/Other	(279)		(177)		(345)		(252)
Total Company	$3,592	(1.2%)	$3,598	4.9%	$6,784	(1.5%)	$6,714	4.6%
1 Other retail includes Nordstrom Canada full-line stores, Trunk Club and Jeffrey boutiques.

NORDSTROM, INC.
STATEMENTS OF EARNINGS — CREDIT
(unaudited; amounts in millions)
Credit
On October 1, 2015, we completed the sale of a substantial majority of our U.S. Visa and private label credit card portfolio to TD. Prior to the close of the credit card receivable transaction, credit card revenues included finance charges, interchange fees, late fees and other revenue, recorded net of estimated uncollectible finance charges and fees. We continue to recognize revenue in this manner for the credit card receivables retained subsequent to the close of the transaction.
Following the close of the transaction and pursuant to the program agreement with TD, we receive our portion of the ongoing credit card revenue, net of credit losses, from both the sold and newly generated credit card receivables, which is recorded in credit card revenues, net. Asset amortization and deferred revenue recognition associated with the assets and liabilities recorded as part of the transaction are also recorded in credit card revenues, net.
The following table summarizes the results of our Credit segment for the quarter and six months ended July 30, 2016 compared with the same periods in 2015:

	Quarter Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Credit card revenues, net	$59	$103	$116	$202
Credit expenses	(42)	(50)	(83)	(102)
Credit transaction, net	—	61	—	61
Earnings before interest and income taxes	17	114	33	161
Interest expense	—	(5)	—	(10)
Earnings before income taxes	$17	$109	$33	$151

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended July 30, 2016, our ROIC decreased to 9.1% compared with 12.3% for the 12 fiscal months ended August 1, 2015, primarily due to reduced earnings.
We define ROIC as our net operating profit after tax divided by our average invested capital using the trailing 12-month average. ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets.
Prior period amounts exclude certain line items to conform with current period presentation. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	July 30, 2016	August 1, 2015
Net earnings	$424	$736
Add: income tax expense	261	481
Add: interest expense	121	133
Earnings before interest and income tax expense	806	1,350

Add: rent expense	190	154
Less: estimated depreciation on capitalized operating leases[1]	(101)	(83)
Net operating profit	895	1,421

Less: estimated income tax expense	(341)	(561)
Net operating profit after tax	$554	$860

Average total assets	$8,332	$9,275
Less: average non-interest-bearing current liabilities	(3,062)	(2,892)
Less: average deferred property incentives	(549)	(521)
Add: average estimated asset base of capitalized operating leases[2]	1,388	1,117
Average invested capital	$6,109	$6,979

Return on assets	5.1%	7.9%
ROIC	9.1%	12.3%
1 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. Asset base is calculated as described in footnote 2 below.
2 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent ("EBITDAR") is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of July 30, 2016, our Adjusted Debt to EBITDAR was 2.6, compared with 2.1 as of August 1, 2015. This increase was primarily driven by reduced earnings.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2016[1]	2015[1]
Debt	$2,782	$3,141
Add: estimated capitalized operating lease liability[2]	1,518	1,231
Less: fair value hedge adjustment included in long-term debt	(18)	(30)
Adjusted Debt	$4,282	$4,342

Net earnings	$424	$736
Add: income tax expense	261	481
Add: interest expense, net	121	133
Earnings before interest and income taxes	806	1,350

Add: depreciation and amortization expenses	617	541
Add: rent expense	190	154
Add: non-cash acquisition-related charges	7	16
EBITDAR	$1,620	$2,061

Debt to Net Earnings	6.6	4.3
Adjusted Debt to EBITDAR	2.6	2.1
1 The components of Adjusted Debt are as of July 30, 2016 and August 1, 2015, while the components of EBITDAR are for the 12 months ended July 30, 2016 and August 1, 2015.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the six months ended July 30, 2016, we had Free Cash Flow of $300 compared with ($263) for the six months ended August 1, 2015.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Six Months Ended
	July 30, 2016	August 1, 2015
Net cash provided by operating activities	$853	$415
Less: capital expenditures	(407)	(521)
Less: cash dividends paid	(128)	(142)
Less: change in credit card receivables originated at third parties	—	(64)
(Less) Add: change in cash book overdrafts	(18)	49
Free Cash Flow	$300	$(263)

Net cash used in investing activities	$(374)	$(581)
Net cash used in financing activities	(182)	(238)